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                                                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the inclusion in this registration statement on Form S-1 of our report dated December 11, 1998, on our audits of the consolidated financial statements of Digi International Inc. and subsidiaries as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, and our report dated October 26, 1998, on our audits of the consolidated financial statements of ITK International, Inc. and its subsidiaries as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998. We also consent to the reference to our firm under the caption "Experts."





Minneapolis, Minnesota                          /s/ PricewaterhouseCoopers LLP
December 29, 1998